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                                                                       EXHIBIT 4

                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT ("Agreement") is made this 10th day of August, 1999, between Todhunter International, Inc., a Delaware corporation (the "Company"), and Angostura Limited, a Trinidad corporation (the "Investor").

                              W I T N E S S E T H:

        WHEREAS, the Company desires to issue to Investor Six Hundred Fifty Thousand Two Hundred Twenty (650,220) shares (the "Shares") of the common stock, $0.01 par value (the "Common Stock"), of Company.

         WHEREAS, the Company desires to sell, and the Investor desires to purchase, the Shares on the terms and conditions hereof; and

        NOW, THEREFORE, in consideration of the premises and the mutual covenants, agreements, representations and warranties contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1.      PURCHASE AND SALE OF SHARES

                1.1 Sale of Shares. Subject to the terms and conditions set forth in this Agreement, the Company hereby sells to Investor, and Investor hereby purchases the Shares. The Company hereby delivers to Investor a certificate for the Shares registered in the name of Investor, receipt of which is hereby acknowledged by Investor.

                1.2 Purchase Price. The purchase price for the Shares is U.S. Six Million Five Hundred Two Thousand Two Hundred Dollars (U.S. $6,502,200) (the "Purchase Price"), which has been delivered to the Company in immediately available funds, receipt of which is hereby acknowledged by the Company.

        2.      REPRESENTATIONS AND WARRANTIES BY THE COMPANY.

                The Company represents and warrants as follows:

                2.1 Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. It has all necessary governmental approvals and permits and required corporate power and authority to own its property and to carry on the business presently conducted by it.

                2.2 Free and Clear Transfer. The Shares are issued to Investor free and clear of all liens, charges, security interests, equities, pledges, options, claims, charges, restrictions and other encumbrances of every type whatsoever, other than the securities law restriction referred to in Section 3.2(e) hereof.
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                2.3 Corporate Matters. The Company has furnished to Investor true and correct copies of the Company's Certificate of Incorporation and By-Laws.

                2.4 Capital. The Company has total authorized capital stock of 2,500,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"), of which none are issued and outstanding and 10,000,000 shares of Common Stock, of which 4,850,514 shares are issued and outstanding, as of May 7, 1999. The Shares are validly issued, and upon receipt of the Purchase Price as provided herein, will be fully paid and nonassessable and accepted for listing on the American Stock Exchange, subject to official notice of issuance. The Shares are not subject to any preemptive rights. Except for the Company's Employee Stock Option Plan, under which 1,400,000 shares of Common Stock are reserved for issuance, there are no outstanding options, warrants, privileges or other arrangements, preemptive, contractual or otherwise, to acquire any shares of Common Stock or Preferred Stock of the Company.

                2.5 Authorization. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby, and has authorized the execution of this Agreement by its appropriate officers.

                2.6 Violations. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, will not result in or constitute any of the following: (a) a default, breach, violation, termination, failure of condition, or an event that, with notice or lapse of time or both, would be a default, breach, violation, termination, or failure of condition of any provision of the Certificate of Incorporation or By-Laws of the Company, or any provision of any agreement, instrument, or arrangement to which the Company is a party, or by which the Company's property, including the Shares, is bound; (b) an event that would accelerate the maturity of or result in any "change of control" pursuant to the terms of any indebtedness or other obligation of the Company, except the Loan Agreement of November 22, 1994, as amended, among the Company, certain subsidiaries, and First Union National Bank of Florida, as to which the consent of the lender has been obtained; (c) the creation or imposition of any lien, pledge, option, security agreement, equity, claim, charge, encumbrance or other restriction or limitation on any of the Shares, or on any of the properties or other interests of the Company; or (d) a violation of any provision of applicable law.

                2.7 Power and Authority. The Company has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby to be consummated by the Company. No consent, approval or authority of any nature, or other action, by any person or entity, or any agency, bureau or department of any government, is required in connection with the execution and delivery of this Agreement by the Company, and the consummation by the Company of the transactions provided for herein, and assuming neither the Investor nor any of its affiliates is required to file a notification under the Hart- Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transaction provided for herein, the Company is not required to file a notification as an acquiring party under such Act with respect to the transaction provided for herein. This
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Agreement constitutes, and each document or instrument to be executed by the
Company, pursuant to the terms hereof upon its execution and delivery will have been duly executed and delivered and will constitute, the valid and legally binding respective obligations of each of the persons executing each of such documents and instruments, enforceable in accordance with their respective terms.

                2.8 Compliance with Law. The Company is in compliance with all applicable statutes, ordinances, administrative interpretations, rulings and regulations. Without limiting the foregoing, the Company has all required licenses, permits, certificates and authorizations needed for the conduct of the business as now being conducted. The Company has not received any notice, not heretofore complied with, from any governmental authority that any of its properties, equipment or business procedures or practices fails to comply with any applicable law or regulation.

                2.9 Litigation; Products Liability.

                         (a) There are no material actions, suits or proceedings
pending, and there are no investigations pending, or threatened to which the Company is or will be a party, or which relate, directly or indirectly, to the operations, properties, prospects or condition of the business of the Company, before or by any federal, state, municipal or other governmental department or commission or court or arbitrator. The Company does not know or have reasonable grounds to know of any basis for any such action, proceeding or investigation in the future.

                         (b) To the best of the Company's knowledge, there has
not been any accident, happening or event which is caused or allegedly caused by any alleged hazard or alleged defect in manufacture, design, materials or workmanship, including, without limitation, any alleged failure to warn of any breach of express or implied warranties or representations with respect to, or any such accident, happening or event otherwise involving a product of the Company manufactured, produced, distributed or sold by or on behalf of, the Company which is likely to result in a claim or loss that would have a material adverse effect on the Company.

                2.10     SEC Filings. There has been delivered to Investor :

                         (a) the Company's 1998 Form 10-K Annual Report (the
"Form 10-K"), as filed with the Securities and Exchange Commission ("SEC") in December 1998 pursuant to the Securities Exchange Act of 1934, as amended (the "1934 Act"), containing consolidated balance sheets of the Company at September 30, 1998 and related consolidated Statements of Operations, Statements of Stockholders Equity and Statements of Cash Flows for the three years then ended (collectively, the "Audited Financial Statements"), as audited by McGladrey & Pullen, LLP, independent certified public accountants;

                         (b) the Company's Forms 10-Q Quarterly Report (the
"Forms 10-Q") for the periods ending March 31, 1999 and December 31, 1998, as filed with the SEC; and

                         (c) the Company's proxy statement relating to the
Company's last
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annual meeting of its Stockholders (the "Proxy Statement," and together with the
Form 10-K and the Forms 10-Q, the "SEC Filings") filed with the SEC in January 1999.

                Neither this Agreement nor the SEC Filings nor any other filing made by the Company pursuant to Section 13 of the 1934 Act since September 30, 1998 contains or will contain any untrue statement of material fact, or omits or will omit stating any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. The Company has made all filings required to be made by it with the SEC under Section 13 of the 1934 Act since September 30, 1998.

                2.11 Financial Statements. The Audited Financial Statements are true and complete, have been prepared in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods indicated, and fairly present the financial condition on a consolidated basis of the Company, its assets and liabilities, and the results of its operations as at the respective dates and for the respective periods indicated. As of March 31, 1999, the Company had no material liabilities, contingent or otherwise, except as reflected or reserved against in the unaudited March 31, 1999 balance sheet contained in the Form 10-Q for the period ended March 31, 1999.

                2.12 Absence of Certain Changes. Since March 31, 1999, there has not been:

                         (a) any change in the condition, financial or
otherwise, of the Company, nor any change in its assets, liabilities, business operations or prospects, other than changes in the ordinary course of business which have not been in any case or in the aggregate materially adverse;

                         (b) any action by the Company outside the ordinary
course of business, not disclosed to Investor;

                         (c) any damage, destruction or loss of any of the
assets of the Company, not fully covered by insurance, materially adversely affecting the business or prospects of the Company; (d) a material default under the terms of any contract, agreement, indenture or other instrument to which the Company is a party or by which it is bound; or

                         (e) any event which (i) would result in a statement of
material fact, made in the SEC Filings being untrue as of the time of filing, or which (ii) currently requires a filing to be made with the SEC under Section 13 of the 1934 Act, other than transactions with Investor or disclosed to Investor.

                2.13 Intellectual Property. The Company owns all right, title and interest in and to, or has a valid license to use, all the material Intellectual Property used by the Company in connection with its business as currently conducted and there are no material conflicts with or infringements of any Intellectual Property by any third party. The
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Company's business as currently conducted does not conflict with or infringe any proprietary right of any third party. There is no claim, suit, action or proceeding pending or threatened against the Company: (a) alleging any such conflict or infringement with any third party's proprietary rights; or (b) challenging the Company's ownership or use of, or the validity or enforceability of, any Intellectual Property. Neither a former or present employee, officer or director of the Company, nor any agent or outside contractor of the Company, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Intellectual Property.

                For purposes of this Agreement, "Intellectual Property" shall mean all of the following owned by the Company or used exclusively in the business of the Company: (i) trademarks and service marks (registered and unregistered) and trade names, and all goodwill associated therewith; (ii) patents, patentable inventions and computer programs; (iii) trade secrets; (iv) copyrights in all works, including software programs; and (v) domain names.

                2.14 Loss of Favorable Tax Treatment. To the best of the Company's knowledge, there is no proposed or pending legislation, ruling of any court or taxing authority or governmental regulation which could result in the loss of the Company's U.S. Virgin Islands subsidiary's 90% exemption from income taxation.

        3.      INVESTOR'S REPRESENTATIONS AND WARRANTIES

                The Investor represents and warrants the following:

                3.1 Power and Authority. The Investor has the right, power, legal capacity and authority to enter into and perform its respective obligations under this Agreement, and to consummate the transactions contemplated hereby to be consummated by the Investor. No consent, approval or authority of any nature, or other action, by any person or entity, or any agency, bureau or department or any government or any subdivision thereof, is required in connection with the execution and delivery of this Agreement by the Investor, and the consummation by the Investor of the transactions provided for herein, and neither the Investor nor any of its affiliates is required to file a notification as an acquiring party under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, with respect to the transactions provided for herein. This Agreement constitutes, and each document or instrument to be executed by the Investor, pursuant to the terms hereof upon its execution and delivery, will have been duly executed and delivered and will constitute, the valid and legally binding respective obligations of the person executing each of such documents and instruments, enforceable in accordance with its terms. The execution and delivery of this Agreement by the Investor has been duly authorized by all necessary action.

                3.2      Securities Law.

                         (a) Neither the Company, nor any person acting on its
behalf, has offered or sold any Common Stock, including the Shares, to Investor by means of any form
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of general solicitation or general advertising, including communications published in any newspaper, magazine or similar medium.

                         (b) Investor is acquiring the Shares for its own
account and not on behalf of other persons. Investor has not been organized for the specific purpose of acquiring the Shares. The Shares are being acquired with the intent of holding them for investment and without the intent of participating directly or indirectly in a distribution thereof.

                         (c) Investor is an accredited investor, as that term is
defined in Regulation D under the Securities Act of 1933, as amended (the "1933 Act"). Investor has not, in making the investment, utilized a purchaser representative, as that term is defined in Regulation D.

                         (d) There has been direct communication between
Investor and the Company so that Investor has had the opportunity to ask questions of, and receive answers from, the Company or any person acting on its behalf concerning the terms and conditions of the transactions contemplated by this Agreement, and has had the opportunity to obtain any additional information necessary to verify the accuracy of any information furnished to Investor by the Company. Investor has inspected or acknowledges that it is entitled to inspect the Company's books and records and any other relevant documents.

                         (e) The Shares purchased hereby will not be sold
without registration under the 1933 Act and applicable state securities law or receipt by the Company of an opinion of counsel reasonably satisfactory to counsel for the Company that the proposed sale is exempt thereunder. If Investor proposes to sell under Rule 144 of the General Rules and Regulations under the 1933 Act, the Company agrees to do whatever is reasonably necessary to ensure that "current public information" is available regarding the Company within the meaning of paragraph (c) of Rule 144. Investor consents to a legend being placed on the certificates for the Shares stating that the securities have not been registered under such laws and referring to such restrictions on transferability and sale, and Investor consents to a stop transfer order with the Company's transfer agent that such Shares shall not be transferred on the books of the Company without compliance with such requirements. Investor agrees to indemnify and hold the Company, its officers, directors and controlling persons, harmless against any loss, liability, damage or obligation (including, without limitation, attorney's fees) arising out of a breach of any representation or agreement contained herein, all of which shall survive delivery of this Agreement and the purchase of the Shares.

        4.      INDEMNITIES

                4.1 Indemnification. The Company hereby agrees to indemnify, defend, and hold harmless the Investor against and in respect of, and reimburse Investor for and against, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries, and deficiencies, including interest, penalties, and reasonable attorneys' fees and expenses (even if incident to appeals), which, at any time, arise, result from, or relate to any breach, misrepresentation, or violation of, or failure by the Company to perform, satisfy or comply with, any of Company's representations, warranties, covenants, or agreements in this Agreement or in any schedule, certificate, exhibit, or other instrument furnished or to be furnished by the Company under this Agreement.

                4.2 Indemnification Procedures. In connection with any matters giving rise to any claims made for indemnification under Section 4.1, the Company shall choose counsel therefor, subject to approval of the Investor, which approval shall not be unreasonably withheld, and the Company shall pay all fees and expenses of such counsel. The Investor may elect, at its sole expense, any additional counsel to consult and participate with counsel selected by the Company, provided the Company's counsel shall control all legal actions, except such actions in which the Investor reasonably determines that its interests are adverse to the Company; provided further that the Company shall pay the reasonable fees and expenses of such additional counsel in the event that the Investor reasonably determines that the Company and the Investor may have adverse interests in respect of a claim. The Investor shall notify the Company of the existence of any claim, demand or other matter to which the Company's indemnification obligations would apply, and shall give the Company a reasonable opportunity to defend the same at its own expense. If the Company shall within a reasonable time after this notice fail to defend, the Investor shall have the right, but not the obligation, to undertake and control the defense of, and to compromise or settle the claim or other matter on behalf, for the account, and at the risk and expense, of the Company.

                4.3 Indemnification Limitation. The liability of the Company with respect to the indemnification of Investor set forth herein shall be limited to claims made by Investor in writing within two years from the date hereof, except that claims related to liability of the Company for federal or state income taxes shall continue to survive until the end of any applicable statute of limitation.

        5.      COSTS

                5.1 Brokers. Each of the parties represents and warrants that such party has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement, and, insofar as such party knows, no broker or other person is entitled to any commission or finder's fee in connection with any of these transactions. The parties each agree to indemnify and hold harmless one another against any loss, liability, damage, cost, claim or expense incurred by reason of any brokerage commission or finder's fee alleged to be payable because of any act, omission or statement of the indemnifying party.

                5.2 Costs of Preparing and Closing. Each party shall pay all its own costs and expenses incurred or to be incurred by it, in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

        6.      MISCELLANEOUS.
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                6.1 Amendments. The provisions of this Agreement may not be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

                6.2 Further Assurances. The parties hereby agree from time to time to execute and deliver such further and other transfers, assignments and documents and do all matters and things which may be convenient or necessary to more effectively and completely carry out the intentions of this Agreement.

                6.3 Press Releases. Neither party will make any press release or other public announcement concerning the transaction described in this Agreement without first consulting with the other party, except as otherwise required by law.

                6.4 Parties in Interest. All covenants and agreements contained in this Agreement shall bind and inure to the benefit of the respective successors and assigns of the parties hereto and thereto whether so expressed or not.

                6.5 Headings; Definitions. The headings contained in this Agreement are for convenience of reference only, are not to be considered a part hereof and shall not limit or otherwise affect in any way the meaning or interpretation of this Agreement. For purposes of this Agreement, the term "person" shall include without limitation any corporation, partnership, estate, trust, association, branch, bureau, subdivision, individual, governmental instrumentality and other entity.

                6.6 Survival. All covenants, agreements, representations and warranties made herein or otherwise made in writing by any party pursuant hereto shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                6.7 Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder. Any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

                6.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by telefax or telex of a facsimile signature page shall be binding upon any party to confirming.
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                6.9 Governing Law. This Agreement and all transactions
contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida without regard to principles of conflicts of laws. Investor appoints and designates Angostura International Limited, a Delaware corporation (whose address is 20 Commerce Drive, Cranford, New Jersey 07016, Attn: President), as Investor's true and lawful attorney-in-fact and duly authorized agent for service of legal process, and agrees that service of such process with respect to this Agreement and the transactions contemplated hereby, upon such party shall constitute personal service of such process upon Investor.

                6.10 No Construction Against Draftsmen. The parties acknowledge that this is a negotiated Agreement, and that in no event shall the terms hereof be construed against either party on the basis that such party, or its counsel, drafted this Agreement.

                6.11 Notices. All notices and other communications provided for hereunder shall be in writing and shall be deemed to have been given or made if delivered (including by recognized delivery service), or mailed certified mail, return receipt requested, postage prepaid, or by facsimile (receipt confirmed):

        To the Company:                                     With a copy to:
        Todhunter International, Inc.                       Gunster, Yoakley, Valdes-Fauli & Stewart, P.A.
        222 Lakeview Avenue                                 777 S. Flagler Drive
        Suite 1500                                          Suite 500-East Tower
        West Palm Beach, FL 33401                           West Palm Beach, FL 33401
        Attn: A. Kenneth Pincourt, Jr., Pres.               Attn: Steven J. Serling, Esq.
        Fax: (561) 655-9718                                 Fax: (561) 655-5677

        To the Investor:                                    With a copy to:

        Angostura Limited                                   Haight Gardner Holland & Knight
        Corner Easter Main Road and                         195 Broadway
          Trinity Avenue                                    New York, NY 10007
        Laventille, Trinidad, West Indies                   Attn: Oliver Edwards, Esq.
        Attn: Secretary                                     Fax: (212) 385-9010
        Fax: (868) 623-0788

or to such other address as the party to receive the notice shall advise by due notice hereunder. Notices shall be effective upon the earlier of receipt or five
(5) days after mailing.

                6.12 Entire Agreement. This Agreement represents the entire understanding and agreement among the parties with respect to the subject matter hereof, and supersedes all
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other negotiations, understandings and representations (if any) made by and among such parties.

                IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first written.

                                        TODHUNTER INTERNATIONAL, INC.,

                                        By:    // Jay S. Maltby //
                                              Jay S. Maltby
                                              President and Chief Operating
                                              Officer

                                        ANGOSTURA LIMITED

                                        By:    // Thomas A. Gatcliffe //
                                               Thomas A. Gatcliffe
                                               Chairman


        ANGOSTURA INTERNATIONAL LIMITED, a Delaware corporation, accepts its appointment under Section 6.9 of the above Agreement and agrees to act in accordance therewith.

                                        ANGOSTURA INTERNATIONAL LIMITED


                                        By:     // Tyler B. Phillips //
                                               Tyler B. Phillips
                                               President